Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES
SYCAMORE TERRACE APARTMENTS IN TERRE HAUTE, INDIANA

IRVINE, Calif., Sept. 21, 2012 - Steadfast Income REIT, Inc. announced today the $16.5 million acquisition of Sycamore Terrace Apartments, a 178-unit garden-style apartment community in Terre Haute, Ind. The REIT now has invested $300 million in 18 apartment communities in nine Midwestern and Southern states.
"This is our first property in Indiana,” said Rodney F. Emery, CEO and president of Steadfast. “We felt this represented a unique opportunity for us to acquire brand new, Class A construction with excellent amenities in a desirable submarket.”
Sycamore Terrace was built in 2011 and is 99% occupied. The property consists of 16 two‐story residential buildings that offer large floor plans averaging over 1,200 square feet and a site design that provides a private residence entrance to each unit. Sycamore Terrace's mix of one-, two- and three-bedroom apartments currently have average in-place rents of $1,007.
The spacious, contemporary floor plans have granite countertops, black kitchen appliances, gourmet bars, vinyl plank flooring and full-size washer/dryer connections, with many residents enjoying an attached garage. Community amenities include a resort-style pool with poolside entertainment area, 24-hour fitness center and a clubhouse with a multimedia room and free WiFi Hotspots throughout the common area.

2-2-2 Steadfast Income REIT Acquires Sycamore Terrace Apartments

Terre Haute is located approximately 75 miles west of Indianapolis and is home to several higher education centers including Indiana State University, which has a student enrollment of 11,500. In addition to education, the local economy is primarily driven by the healthcare and manufacturing industries.
Sycamore Terrace residents are a few miles from downtown Terre Haute and enjoy convenient access to the national retailers located along Route 41's retail corridor.
With today's acquisition, the REIT has acquired almost 3,900 apartment units in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio and Texas for $300 million.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

###